Exhibit 99.1

LIBERATED SYNDICATION ADDS BRIAN KIBBY, SEASONED CONTENT AND TECHNOLOGY EXECUTIVE, TO BOARD OF DIRECTORS

PITTSBURGH, PA – November 21, 2019 – Liberated Syndication (OTCQB:LSYN) (“Libsyn” or the “Company”), a recognized leader in podcast hosting, distribution and monetization, today announced that it appointed Brian Kibby, CEO of N2Ventures and Senior Partner of N2Growth and a seasoned digital content executive, to its Board of Directors, effective November 19, 2019. Mr. Kibby will join the Compensation Committee.

Mr. Kibby brings an exceptional leadership record of growth and digital transformation, including 23 years at two of the world’s largest content and learning companies, McGraw-Hill and Pearson. As President of McGraw-Hill Higher Education, Mr. Kibby led a business with nearly $1.0 billion in top line sales, growing digital revenues from a nascent base to over half of all company revenues, exceeding private equity top and bottom financial targets. As CEO of MV Transportation, Mr. Kibby oversaw the creation of a new technology strategy for this $1.3 billion premiere paratransit provider with 20,000 employees. During his time as CEO of Knewton, Mr. Kibby led the creation of Alta, a first of its kind SaaS based adaptive learning series of products, which led to the acquisition of Knewton by John Wiley & Sons.

“We are excited to add an insightful new independent voice to our Board of Directors,” said Chris Spencer, CEO of Liberated Syndication. “Brian Kibby is known for his innovative ways of marrying content and technology to drive performance and deliver value. He has significant experience leading companies that are undergoing rapid growth and is uniquely qualified to help Libsyn execute its strategy as we focus on continuing our strong performance and further enhancing value for all shareholders.”

“I am honored to join the Libsyn Board as the Company continues its mission to become the world’s preeminent podcast and web hosting platform,” stated Mr. Kibby. “Libsyn has the best and most experienced team in podcasting. I am excited to work with my fellow directors to help guide the Company to future growth and value creation.”

Libsyn also announced that Greg Smith has stepped down from the Board. The Company thanks Mr. Smith for his dedication and service to Libsyn.

About Brian Kibby

Mr. Kibby, 53, currently serves as CEO of N2Ventures, a provider of value-added advisory services that help private equity and venture capital portfolio companies accelerate and operationalize success at scale, and Senior Partner of N2Growth, a global leader in human and organizational performance. He previously served as CEO at Knewton, a global EdTech leader, and MV Transportation, the largest privately held transportation and logistics company in the United States. Mr. Kibby has more than 20 years of experience in Edtech, including as President of Higher Education at McGraw Hill and Senior Vice President of Pearson Education. Mr. Kibby holds a bachelor's degree in finance from Western Illinois University and is a U.S Army Veteran.

About Liberated Syndication

Liberated Syndication (Libsyn) a world leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2018 Libsyn delivered over 5.1 Billion downloads. Libsyn hosts over 5.6 Million media files from more than 67,000 podcasts, including typically around 35% of the top 200 podcasts in Apple Podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS, and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world class team. Visit us on the web at www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent SEC filings.

Contacts:

Investors
Art Batson
Arthur Douglas & Associates, Inc.
(407) 478-1120

Media
Paul Caminiti / Nicholas Leasure / Jacqueline Zhuse
Reevemark
(212) 433-4600

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